Exhibit 99.1

TREMOR VIDEO REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

Quarterly revenue grows to a record $49.3 million, up over 26% year-over-year

•                  Revenue grew 26.2% year-over-year to a record $49.3 million

•                  Gross profit grew 17.4% year-over-year to $17.6 million

•                  Net loss of ($28.6) million, including ($22.7) million in non-cash impairment charges

•                  Net loss per share of ($0.55), including ($0.44) per share in non-cash impairment charges

•                  Non-GAAP Adjusted EBITDA of ($1.5) million

•                  Non-GAAP Adjusted EBITDA per share of ($0.03)

New York, NY —November 5, 2015 — Tremor Video, Inc. (NYSE:TRMR), the premium video marketplace elevating brand advertising effectiveness across all screens, today announced financial results for the third quarter ended September 30, 2015.

“Our third quarter results reflect the return on our technology investments, with growth driven by our programmatic platforms and proprietary higher function products,” said Bill Day, Tremor Video CEO.  “As the premium video marketplace, we believe we are well positioned to capitalize on the growing market opportunity that is being driven by programmatic buying and brand performance.”

Q3 & YTD 2015 Financial Summary

Revenue: For the three months ended September 30, 2015, revenue was $49.3 million compared to $39.0 million for the same period one year ago, representing a 26.2% increase.

For the nine months ended September 30, 2015, revenue was $135.9 million compared to $117.6 million for the same period one year ago, representing a 15.6% increase.

Gross Profit: For the three months ended September 30, 2015, gross profit was $17.6 million compared to $15.0 million for the same period one year ago, representing a 17.4% increase.

For the nine months ended September 30, 2015, gross profit was $51.8 million compared to $41.7 million for the same period one year ago, representing a 24.1% increase.

Gross Margin: For the three months ended September 30, 2015, gross margin was 35.7% compared to 38.4% for the same period one year ago.

For the nine months ended September 30, 2015, gross margin was 38.1% compared to 35.5% for the same period one year ago.

Non-Cash Impairment Charges: During the three months ended September 30, 2015, as required under GAAP, the Company performed an interim impairment test on its assets based on a decrease in the Company’s market capitalization below the carrying value of its assets.  As a result of this test, the Company recorded an estimated non-cash impairment charge of ($22.1) million related to its goodwill and certain intangible assets. In addition, the Company recorded a non-cash impairment charge of ($0.6) million relating to certain property and equipment maintained at its former headquarters.

Net Loss:  For the three months ended September 30, 2015, net loss was ($28.6) million, which includes ($22.7) million in non-cash impairment charges.  This is compared to a net loss of ($5.5) million for the same period one year ago when no impairment charges were recorded.

For the nine months ended September 30, 2015, net loss was ($40.8) million, which includes ($22.7) million in non-cash impairment charges.  This is compared to a net loss of ($18.1) million for the same period one year ago when no impairment charges were recorded.

Adjusted EBITDA: For the three months ended September 30, 2015, Adjusted EBITDA, a non-GAAP financial measure, was ($1.5) million compared to Adjusted EBITDA of ($2.3) million for the same period one year ago.

For the nine months ended September 30, 2015, Adjusted EBITDA, a non-GAAP financial measure, was ($6.8) million compared to Adjusted EBITDA of ($9.2) million for the same period one year ago.

EPS:  For the three months ended September 30, 2015, basic and diluted net loss per share was ($0.55), which includes ($0.44) per share in non-cash impairment charges. Non-GAAP basic and diluted Adjusted EBITDA per share was ($0.03). Basic and diluted net loss per share and Non-GAAP basic and diluted Adjusted EBITDA per share are based on 51.9 million weighted average shares of common stock for the three months ended September 30, 2015.

For the nine months ended September 30, 2015, basic and diluted net loss per share was ($0.79), which includes ($0.44) per share in non-cash impairment charges. Non-GAAP basic and diluted Adjusted EBITDA per share was ($0.13). Basic and diluted net loss per share and Non-GAAP basic and diluted Adjusted EBITDA per share are based on 51.5 million weighted average shares of common stock for the nine months ended September 30, 2015.

Business & Financial Highlights

For the three months ended September 30, 2015, revenue from our programmatic platforms was $17.0 million, or 34.5% of total revenue, compared to $3.8 million, or 9.7% of total revenue, for the same period one year ago, an increase of 347.3%.  For the nine months ended September 30, 2015, revenue from our programmatic platforms was $38.3 million, or 28.1% of total revenue, compared to $8.1 million, or 6.9% of total revenue, for the same period one year ago, an increase of 371.8%.

For the three months ended September 30, 2015, revenue from our non-programmatic proprietary higher function products, which includes our All-Screen and performance based products, was $22.4 million, or 45.4% of total revenue, compared to $17.0 million, or 43.6% of total revenue, for the same period one year ago, an increase of 31.5%.  For the nine months ended September 30, 2015, revenue from our non-programmatic proprietary higher function products was $62.1 million, or 45.7% of total revenue, compared to $43.2 million, or 36.7% of total revenue, for the same period one year ago, an increase of 43.9%.

For the three months ended September 30, 2015, revenue from our non-programmatic media network business was $9.9 million, or 20.1% of total revenue, compared to $18.2 million, or

46.7% of total revenue, for the same period one year ago, a decrease of 45.8%.  For the nine months ended September 30, 2015 revenue attributable to our non-programmatic media network business was $35.6 million, or 26.2% of total revenue, compared to $66.3 million, or 56.4% of total revenue, for the same period one year ago, a decrease of 46.4%.

Guidance

Based on information available as of November 5, 2015, the Company expects the following:

Full Year 2015:  Full year 2015 revenue is expected to be in the range of $195.0 million to $200.0 million and Adjusted EBITDA is expected to be in the range of ($7.0) million to ($5.0) million.

Q3 2015 Financial Results Conference Call: Tremor Video will host a conference call today at 4:30 p.m. ET to discuss its third quarter financial results with the investment community. A live webcast of the event will be available on the Tremor Video Investor Relations website at http://investor.tremorvideo.com. A live domestic dial-in is available at (877)407-9039 or internationally at (201)689-8470. Until November 19, 2015, a domestic replay will be available at (877)870-5176 or internationally at (858)384-5517, using passcode 13621969, and via webcast on the Tremor Video Investor Relations website.

About Tremor Video

Tremor Video (NYSE:TRMR) helps make every advertising moment more relevant for consumers. The company’s heritage as custodians of the most recognized advertiser and publisher brands is built on leadership in all-screen analytics and a long-standing commitment to transparency. Our premium video marketplace offers the full spectrum of video ad products and services, including premium programmatic buying and selling and analytics that connect the two.

“Safe harbor” Statement:

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those set forth in or implied by such forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements related to Tremor Video’s future financial results or growth potential, including fourth quarter 2015 and 2015 full year financial guidance, and statements with respect to future revenue mix or the development or adoption of the company’s solutions. Important factors that could cause actual results or the timing of events to differ materially from those set forth in or implied by any forward-looking statements include, without limitation, risks and uncertainties associated with: the company’s limited operating history and the continuing development of its business model; unfavorable conditions in the global economy or reductions in digital advertising spend; the company’s ability to effectively innovate and adapt to rapidly changing technology and client needs; increased competition as well as innovations by new and existing competitors; expansion of the online video advertising market; the company’s ability to attract new advertisers and increase spend from existing advertisers; the company’s ability to attract advertising spend from TV media buyers; risks of entering new markets in which we have limited or no experience and difficulty adapting our solutions for new markets; adoption of brand-centric metrics, advanced ad formats and performance-based pricing models by advertisers; the company’s ability to effectively deliver video ad campaigns with demo guarantees; adoption of the company’s programmatic solutions by advertisers and publishers; adoption of the company’s All-Screen product by advertisers; the company’s ability to acquire an adequate supply of premium video advertising inventory from publishers on terms that are favorable to it; the company’s ability to detect fraudulent or malicious activity and ensure a high level of brand safety for its clients; identifying, attracting and retaining qualified personnel; defects, errors or interruptions in the company’s solutions; the company’s ability to collect and use data to deliver video ads; the impact of tools that block the display of video ads; the effect of regulatory developments and industry standards regarding internet privacy and other matters; maintaining, protecting and enhancing the company’s intellectual property; costs associated with defending intellectual property infringement, securities litigation and other claims; future opportunities and plans, including the uncertainty of expected future financial performance and results; as well as other risks and uncertainties detailed from time-to-time under the caption “Risk Factors” and elsewhere in Tremor Video’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the U.S. Securities and Exchange Commission on March 16, 2015, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 11, 2015, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015, and future filings and reports by the company, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

Forward-looking statements are based on current expectations and beliefs and are not guarantees of future performance or events.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Furthermore, forward-looking statements speak only as of the date on which they are made, and, except as required by law, Tremor Video disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Tremor Video reports Adjusted EBITDA and basic and diluted Adjusted EBITDA per share which are non-GAAP financial measures. We define Adjusted EBITDA as net loss plus (minus): interest expense and other income (expense), net, income tax expense, depreciation and amortization expense, non-cash stock-based compensation expense, non-cash stock-based long-term incentive compensation, non-cash impairment charges, litigation costs associated with class action securities litigation, executive severance costs, and acquisition related costs. We define Adjusted EBITDA per share as Adjusted EBITDA divided by weighted average common shares outstanding. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. We believe that these measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Non-GAAP financial measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure in the table following the financial statements attached to this press release.  With respect to our expectations under “Guidance” above, reconciliation of Adjusted EBITDA guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures, in particular, the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price.  We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

###

Investor Relations Contact:

Andrew Posen

Senior Director Investor Relations

212-792-2315

IR@TremorVideo.com

Public Relations Contact:

Mandy Robinson

Tremor Video Corporate Communications

646-278-7416

MRobinson@TremorVideo.com

Tremor Video, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$65,531	$77,787
Accounts receivable, net	53,577	46,765
Prepaid expenses and other current assets	2,378	1,571
Deferred tax assets	240	194
Total current assets	121,726	126,317
Long-term assets:
Restricted cash	600	600
Property and equipment, net	9,990	5,574
Intangible assets, net	12,635	15,552
Goodwill	10,080	29,719
Other assets	517	243
Total long-term assets	33,822	51,688
Total assets	$155,548	$178,005

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$46,627	$37,258
Deferred rent and security deposits payable, short-term	412	20
Contingent consideration on acquisition, short-term	579	—
Deferred revenue	83	15
Total current liabilities	47,701	37,293
Deferred rent, long-term	4,001	745
Contingent consideration on acquisition, long-term	377	—
Deferred tax liabilities	194	194
Other long-term liabilities	249	—
Total liabilities	52,522	38,232
Stockholders’ equity:
Common stock	5	5
Additional paid-in capital	278,335	274,094
Accumulated other comprehensive (loss) income	(78)	98
Accumulated deficit	(175,236)	(134,424)
Total stockholders’ equity	103,026	139,773
Total liabilities and stockholders’ equity	$155,548	$178,005

Tremor Video, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue	$49,273	$39,039	$135,948	$117,609
Cost of revenue	31,673	24,046	84,145	75,882
Gross profit	17,600	14,993	51,803	41,727

Operating expenses:
Technology and development(1)	5,147	4,270	14,869	12,583
Sales and marketing(1)	12,112	10,761	35,780	31,118
General and administrative(1)	4,034	3,724	13,083	11,037
Depreciation and amortization	2,322	1,673	6,055	4,902
Impairment charges	22,665	—	22,665	—
Total operating expenses	46,280	20,428	92,452	59,640

Loss from operations	(28,680)	(5,435)	(40,649)	(17,913)

Interest and other income (expense), net:
Interest expense	(2)	(3)	(7)	(3)
Other income (expense), net	79	8	102	(15)
Total interest and other income (expense), net	77	5	95	(18)

Loss before provision for income taxes	(28,603)	(5,430)	(40,554)	(17,931)

Provision for income taxes	19	44	258	144

Net loss	$(28,622)	$(5,474)	$(40,812)	$(18,075)

Net loss per share:
Basic and diluted	$(0.55)	$(0.11)	$(0.79)	$(0.36)

Weighted-average number of shares of common stock outstanding:
Basic and diluted	51,875,785	50,751,303	51,515,285	50,485,734

(1) Stock-based compensation expense included above:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Technology and development	$209	$239	$641	$653
Sales and marketing	376	342	1,179	1,063
General and administrative	337	607	1,357	1,578
Total stock-based compensation expense	$922	$1,188	$3,177	$3,294

Tremor Video, Inc.

Reconciliation of Non-GAAP Financial Information

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(28,622)	$(5,474)	$(40,812)	$(18,075)
Adjustments:
Non-cash impairment charges(1)	22,665	—	22,665	—
Depreciation and amortization expense	2,322	1,673	6,055	4,902
Stock-based compensation expense	922	1,188	3,177	3,294
Executive severance	508	—	870	—
Acquisition-related costs(2)	337	—	559	—
Litigation expenses	226	132	294	279
Stock-based long-term incentive compensation expense	185	160	262	274
Provision for income taxes	19	44	258	144
Interest and other (income) expense, net	(77)	(5)	(95)	18
Total net adjustments	27,107	3,192	34,045	8,911
Adjusted EBITDA	$(1,515)	$(2,282)	$(6,767)	$(9,164)

Tremor Video, Inc.

Reconciliation of Non-GAAP Financial Information - Per Share

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net loss	$(0.55)	$(0.11)	$(0.79)	$(0.36)
Adjustments:
Non-cash impairment charges(1)	0.44	—	0.44	—
Depreciation and amortization expense	0.04	0.03	0.12	0.10
Stock-based compensation expense	0.02	0.02	0.06	0.06
Executive severance	0.01	—	0.02	—
Acquisition-related costs(2)	0.01	—	0.01	—
Litigation expenses	—	0.01	0.01	0.01
Stock-based long-term incentive compensation expense	—	0.01	—	0.01
Provision for income taxes	—	—	—	—
Interest and other (income) expense, net	—	—	—	—
Total net adjustments	0.52	0.07	0.66	0.18
Adjusted EBITDA per share - basic and diluted	$(0.03)	$(0.04)	$(0.13)	$(0.18)

Weighted-average number of shares of common stock outstanding:
Basic and diluted	51,875,785	50,751,303	51,515,285	50,485,734

(1) During the three months ended September 30, 2015, based on a decrease in the Company’s market capitalization below the carrying value of its net assets, the Company determined that an impairment indicator was present.  The Company performed an interim impairment test on its assets and, based on such test, recorded a non-cash goodwill impairment charge of $20.9 million and a non-cash intangible asset impairment charge of $1.2 million for the three and nine months ended September 30, 2015.

The amount of the non-cash goodwill impairment charge is based on the Company’s best current estimate.  The Company has not yet finalized measurement of the impairment, so it is possible that the Company will need to adjust the amount of this charge upon the completion of the measurement. The Company expects that any adjustment would be recognized in the fourth quarter of 2015.

In addition to the goodwill and intangible asset impairment charges described above, the Company recorded a non-cash impairment charge of $0.6 million related to certain property and equipment at its former headquarters.

(2) Reflects acquisition-related costs incurred in connection with the Company’s acquisition of The Video Network Pty Ltd, an Australian proprietary limited company (“TVN”).  In connection with the acquisition of TVN, the TVN sellers are eligible to receive future cash payments over a term of two years contingent on the operating performance of TVN in reaching certain financial milestones in each of its 2016 and 2017 fiscal years.  For certain of the TVN sellers, the payment of this contingent cash consideration is dependent upon continued employment through the date of payment.  As a result, the estimated fair value of the contingent cash consideration relating to such TVN sellers are record as compensation-related expenses.  For the three and nine months ended September 30, 2015, the Company recorded $169 for such compensation-related expenses, which amount has been included as an adjustment in the table above.

Tremor Video, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(40,812)	$(18,075)
Adjustments required to reconcile net loss to net cash used in operating activities:
Impairment charges	22,665	—
Depreciation and amortization expense	6,055	4,902
Bad debt recovery	(8)	(36)
Stock-based compensation expense	3,177	3,294
Stock-based long-term incentive compensation expense	262	274
Contingent stock grant to third party vendor	—	24
Net changes in operating assets and liabilities:
Increase in accounts receivable	(5,476)	(5,061)
(Increase) decrease in prepaid expenses, other current assets and other long-term assets	(1,129)	292
Increase in accounts payable and accrued expenses	8,009	2,039
Increase in deferred rent and security deposits payable	3,763	7
Increase in deferred revenue	66	43
Net cash used in operating activities	(3,428)	(12,297)

Cash flows from investing activities:
Purchase of property and equipment	(7,154)	(2,617)
Acquisition, net of cash acquired	(1,191)	—
Net cash used in investing activities	(8,345)	(2,617)

Cash flows from financing activities:
Proceeds from the exercise of stock options awards	106	727
Tax withholdings related to net share settlements of restricted stock unit awards (RSUs)	(463)	(565)
Net cash (used in) provided by financing activities	(357)	162

Net decrease in cash and cash equivalents	(12,130)	(14,752)

Effect of exchange rate changes in cash and cash equivalents	(126)	(30)

Cash and cash equivalents at beginning of period	77,787	92,691
Cash and cash equivalents at end of period	$65,531	$77,909

Tremor Video, Inc.

Consolidated Revenue by Quarter

(in thousands)

(unaudited)

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014	Q1 2015	Q2 2015	Q3 2015	YTD 2015

Programmatic	$1,562	$2,744	$3,805	$5,959	$14,070	$7,305	$13,945	$17,019	$38,269

Non-programmatic higher function (All-Screen/performance based)	10,106	16,043	17,015	21,137	64,301	19,669	20,084	22,372	62,125

Non-programmatic media network	23,201	24,914	18,219	14,782	81,116	13,629	12,043	9,882	35,554

Total revenue	$34,869	$43,701	$39,039	$41,878	$159,487	$40,603	$46,072	$49,273	$135,948